Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made effective as of December 29, 2014, by and between Gas Natural Inc., an Ohio corporation (the “Company”), and James E. Sprague, the Company’s Chief Financial Officer (the “Employee”).

WHEREAS, the Company and the Employee are parties to that certain Employment Agreement dated as of December 18, 2013 (the “Agreement”).

WHEREAS, the Company and the Employee desire to amend the Agreement to make certain changes which both parties believe to be in their respective best interests.

The parties further agree as follows:

1.	New Section 4(j) of the Agreement. A new Section 4(j) is hereby added to the Agreement as follows:

(j)	Severance Compensation Due Upon Change of Control.

(i) A “Change in Control” shall be deemed to have occurred if and as of such date that any “Acquiring Person” (defined as any individual, firm, corporation, partnership, limited liability company, trust or other entity, including any successor (by merger or otherwise) of such entity), who or that, together with all “Affiliates” (which shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended from time to time), and “Associates” (which shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended from time to time), has acquired or obtained the right to acquire, alone or together with its Affiliates and Associates, (A) the beneficial ownership of fifty percent (50%) of more of the common stock of the Company then outstanding, or (B) all or substantially all of the assets of the Company.

(ii) If Employee’s employment is terminated by the Company without Cause, or if the Employee resigns his employment with Good Reason (as defined below), within 6 months of a Change in Control, the Company shall pay to Employee each of the following: (A) severance compensation in a cash lump sum payment equal to three times Employee’s Annual Base Salary, then in effect at the time of the termination or resignation; and (B) a cash lump sum payment equal to the performance-based bonus in effect at the time of termination or resignation, with all of the performance criteria and the bonus amount being pro-rated based upon the portion of the year elapsed through the termination or resignation date. The Company shall further be obligated to continue to pay for the existing health care coverage of Employee and his family under COBRA, less Employee’s contribution, for a period of 24 months. All lump sum cash payments due under this Section shall be paid to Employee within thirty days of the date of termination or resignation. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following conditions (collectively, the “Good Reason Conditions”) arising without the Employee’s written consent: (i) a material diminution of the Employee’s responsibilities, duties or authorities as the Company’s Chief Financial Officer, as compared to his responsibilities, duties and authorities on the date hereof, (ii) a change in the location of his principal office of more than fifty (50) miles from 8500 Station Street, Mentor, Ohio 44060, or (iii) a material breach of this Agreement by the Company. In the event of the occurrence of any Good Reason Condition, the Employee shall provide to the Company written notice of the existence of the Good Reason Condition within a period not to exceed 90 days of its initial existence. The Company shall have a period of not less than 45 days during which it may remedy the Good Reason Condition. Employee must terminate for Good Reason within six months of the initial existence of the Good Reason Condition.

2.	Miscellaneous. The Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with the terms and conditions thereof. The formation, construction, and performance of this Amendment shall be construed in accordance with the laws of Ohio, without regard to conflict of laws principles. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event of any conflict between the original terms of the Agreement and this Amendment, the terms of this Amendment shall prevail.

IN WITNESS WHEREOF, the Employee and the Company have caused this Agreement to be executed as of the day and year first above written.

EMPLOYEE:

/s/ James E. Sprague
JAMES E. SPRAGUE

EMPLOYER:

GAS NATURAL INC.

By:	/s/ Gregory J. Osborne
Gregory J. Osborne, President and
Chief Executive Officer

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